Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
Rogers Wireless Communications Inc.

We consent to the use of our report dated January 28, 2004, with respect to the consolidated balance sheets of Rogers Wireless Communications Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, deficit and cash flows for each of the years in the two year period ended December 31, 2003, incorporated in this annual report on Form 40-F by reference.

Toronto, Canada
January 28, 2004